CERTIFICATE OF DESIGNATION
OF
BANYAN RAIL SERVICES INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

C. Lawrence Rutstein, being the Vice President of Administration of Banyan Rail Services Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended and restated from time to time, the Board of Directors duly adopted the following resolution by unanimous written consent:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, a series of redeemable preferred stock of the Corporation is hereby created, of which the powers, designations, preferences and other rights, qualifications and restrictions, shall be as follows:

1.           Designation and Rank.  There shall be a series of convertible preferred stock of the Corporation that is hereby designated as “Series C Preferred Stock,” which shall consist of 10,000 shares, having a par value of $0.01 per share.  The issuance price of the Series C Preferred Stock shall be $100 per share (the “Issuance Price”).  The Series C Preferred Stock shall rank senior to the Common Stock and, other than the Series A and B Preferred Stock, to any other capital stock of the Corporation as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation. The Series C Preferred Stock shall rank pari passu with the Series A and B Preferred Stock as to dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.  Any capitalized terms used herein but not defined shall have the meanings assigned to them in the Certificate of Incorporation.

2.           Dividends.

(a)          The holders of Series C Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cumulative, non-compounded cash dividends on each outstanding share of Series C Preferred Stock at the rate of 10.0% of the Issuance Price per annum (“Series C Preferred Dividends”), which shall begin to accrue on the date of issuance. The Series C Preferred Dividends shall be payable semiannually to the holders of Series C Preferred Stock, when and as declared by the Board of Directors, on June 30 and December 31 of each year, that shares of Series C Preferred Stock are outstanding (each, a “Payment Date”) beginning December 31, 2011; provided that due and unpaid Series C Preferred Dividends may be declared and paid on any date declared by the Board of Directors.

(b)         Any Series C Preferred Dividends due and unpaid on any Payment Date, whether or not declared by the Board of Directors, shall accrue with any other due and unpaid Series C Preferred Dividends, regardless of whether there are profits, surplus or other funds of the Corporation legally available for payment of dividends.  Unpaid Series C Preferred Dividends for any period less than a full semiannual period shall accrue on a day-to-day basis and shall be computed on the basis of a 365-day year.

(c)          If, on any Payment Date, Series C Preferred Dividends are not fully paid to the holders of Series C Preferred Stock, and funds legally available are insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, then the entire amount legally available for payment of Series C Preferred Dividends shall be distributed among the holders of Series C Preferred Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and the remainder shall cumulate as provided in Section 2(b).

(d)         For as long as any shares of Series C Preferred Stock are outstanding, the Board of Directors shall not declare or pay any dividend whatsoever on any Common Stock, whether in cash, stock, property or otherwise, nor shall the Board of Directors make any distribution on any Common Stock, unless all Series C Preferred Dividends for all previous Payment Dates have been paid in full.

3.           Liquidation, Dissolution or Winding Up.

(a)          In the event of any voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), before any distribution of assets shall be made to the holders of Common Stock, each holder of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (the “Available Assets”) an amount equal to the Issuance Price plus all Series C Preferred Dividends, accrued and unpaid on such shares up to the date of distribution of the Available Assets (such amount being referred to as the “Liquidation Preference”).  The amount deemed distributed for purposes of determining a Liquidation Preference shall be the cash or the fair market value of the property, rights or securities distributed to the holders of Series C Preferred Stock as determined in good faith by the Board of Directors.  If, upon a Liquidation Event, the Available Assets are insufficient to pay a Liquidation Preference to the holders of Series C Preferred Stock in full, then the Available Assets shall be distributed ratably among the holders of Series C Preferred Stock in proportion to their respective ownership of shares of Series C Preferred Stock.

(b)         Upon full payment of a Liquidation Preference, the remaining Available Assets shall be distributed among all of the holders of Common Stock and Preferred Stock, pro rata, regardless of class, and in proportion to their respective ownership of shares of capital stock in the Corporation assuming conversion in full of the Preferred Stock into shares of Common Stock.

(c)         For purposes of this Section 3, a Liquidation Event shall be deemed to occur upon:  (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any of the stockholders of the Corporation as of the date hereof (collectively, the “Initial Stockholders”), or persons controlling, controlled by or under common control with any Initial Stockholder, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of more than 50% of the issued and outstanding capital stock of the Corporation, (ii) the sale of all or substantially all of the assets of the Corporation, or (iii)  the consolidation or merger of the Corporation with or into another corporation or corporations or other entity in which the Corporation is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Corporation) and the Initial Stockholders hold less than 50% of the issued and outstanding capital stock of the survivor.

(d)         The Corporation shall give prior written notice of any impending Liquidation Event to each holder of Series C Preferred Stock no later than five days after approval of such Liquidation Event by the stockholders of the Corporation entitled to vote on such matter (each, a “Liquidation Notice”).  Each Liquidation Notice shall describe, in reasonable detail, the terms and conditions of the impending Liquidation Event, and the Corporation shall thereafter give the holders of Series C Preferred Stock prompt notice of any changes thereto.  A Liquidation Event shall not occur or close earlier than five days after the Corporation has properly submitted a Liquidation Notice or earlier than five days after the Corporation has given proper notice of any changes thereto.

(e)         In the event the Corporation fails to comply with this Section 3, the Corporation shall either cause the closing of the Liquidation Event to be postponed until the requirements of this Section 3 are satisfied, or cancel such Liquidation Event, in which event all of the rights, preferences and privileges of the holders of Series C Preferred Stock shall be unaffected.

4.           Voting. Except as otherwise required by the General Corporation Law of the State of Delaware, the holders of Series C Preferred Stock shall not have the right to vote on or consent to any matters to be voted on by the stockholders of the Corporation; provided, however, that neither the Board of Directors nor the Corporation shall, without the prior written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, or the affirmative vote of at least a majority of the then outstanding shares of Series C Preferred Stock present in person or by proxy at a meeting of stockholders, consenting or voting, as the case may be, separately as a class:

(a)         authorize or issue any other class or series of capital stock on parity with or senior to the Series C Preferred Stock; or

(b)         amend, alter or repeal any provision of the Certificate of Incorporation, this Certificate of Designation or the By-Laws of the Corporation that adversely affects the rights, powers, preferences or privileges of, or increases the authorized number of shares of, Series C Preferred Stock.

5.           Conversion and Redemption.

(a)         Conversion Event. A “Conversion Event” shall have occurred and be ongoing if:

(i)           The Common Stock is listed for trading on Nasdaq or any national securities exchange;

(ii)          The bid price of the Common Stock is equal to or exceeds $5.00 a share for 30 consecutive days, and thereafter so long as the bid price continues to equal or exceed $5.00 per share;

(iii)         The trading volume of the Common Stock is equal to or exceeds 10,000 shares a day for 30 consecutive days, and thereafter so long as the daily trading volume continues to equal or exceed 10,000 shares; or

(iv)        At any time after June 30, 2014.

The bid price and trading volume referenced in this Section 5(a) shall be adjusted appropriately upon any adjustment of the Conversion Price pursuant to Section 5(b) below.

(b)         Conversion Price. The “Conversion Price” applicable to each share of Series C Preferred Stock will be the closing price of the Corporation’s Common Stock on the trading date preceding the issuance of that share of Series C Preferred Stock, subject to adjustment as set forth below. If the Common Stock is not quoted on any market or exchange, the Conversion Price will be determined by the Board of Directors on the date of issuance. The initial Conversion Price will be listed on each stock certificate representing shares of Series C Preferred Stock.

(i)          Stock Dividends and Stock Splits.  If the Corporation, at any time while shares of the Series C Preferred Stock are outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii)          Reorganizations.  If any capital reorganization of the Corporation shall be affected in such a way that the holders of the Common Stock shall be entitled to receive securities or assets with respect to or in exchange for shares of Common Stock, adequate provision shall be made, prior to and as a condition of such reorganization whereby the holders of shares of Series C Preferred Stock (a “Holder,” and collectively the “Holders”) shall have the right to receive, upon the terms and conditions specified herein and in lieu of the shares of Common Stock otherwise receivable upon the conversion of the Series C Preferred Stock, such securities or assets as may be issued or payable with respect to or in exchange for the number of outstanding shares of Common Stock equal to the number of shares otherwise receivable by the Holders had such reorganization not taken place.  In any such case, appropriate provision shall be made with respect to the rights and interests of the Holders so that the provisions of the Series C Preferred Stock shall be applicable with respect to any securities or assets thereafter deliverable upon conversion of the Series C Preferred Stock.

(iii)        Notice to Holder.  Whenever the Conversion Price is adjusted pursuant to this Section 5(b), the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(c)         Conversion by the Holder. At any time after a Conversion Event has occurred and is ongoing, each Holder may, by written notice to the Corporation, elect to convert Holder’s shares of Series C Preferred Stock, in whole or in part, into shares of Common Stock, excluding accrued Series C Preferred Dividends, which will be paid as described above.

(d)         Conversion by the Corporation. At any time after a Conversion Event has occurred and is ongoing, the Corporation may, by written notice to the Holders, elect to convert the shares of Series C Preferred Stock, in whole or in part, into shares of Common Stock.

(e)         Redemption by the Corporation. At any time after a Conversion Event has occurred and is ongoing, the Corporation may, by written notice to the Holders, elect to redeem the shares of Series C Preferred Stock, in whole or in part, for a cash payment equal to the Liquidation Preference of the redeemed shares.

(f)          Other Conversion Terms.

(i)           As soon as practicable following any conversion of shares of Series C Preferred Stock, the Corporation shall issue to Holder a certificate, issued in the name of Holder, for the number of shares of Common Stock issuable upon such conversion which shall be determined by dividing the Issuance Price by the Conversion Price (the “Conversion Shares”); provided that the Corporation may withhold delivery of such stock certificate until such time as Holder delivers the certificate(s) representing the shares of Series C Preferred Stock to be converted for cancellation (or, in lieu thereof, an executed and notarized affidavit of lost stock certificate in form and substance acceptable to the Corporation).  Upon receipt by the Corporation of the Series C Preferred Stock certificate at its office, in proper form for conversion, Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such conversion, notwithstanding that the stock transfer books of the Corporation shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. The shares of Common Stock shall be “restricted securities” as defined in the Securities Act of 1933, as amended (the “Securities Act”).

(ii)         The Corporation shall not, by amendment of its Certificate of Incorporation, or through any sale, capital reorganization or reclassification of the Common Stock, issuance or sale of securities, transfer of assets, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series C Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against impairment.  Without limiting the generality of the foregoing, the Corporation (A) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue shares of Common Stock upon the conversion of the Series C Preferred Stock , and (B) shall not take any action that results in any adjustment to the number of shares of Common Stock issuable upon exercise of the Series C Preferred Stock such that the number of shares of Common Stock issuable after the action upon conversion of the Series C Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation and available for the purpose of issuance upon such conversion.

(iii)        No fractional shares shall be issued on the conversion of the Series C Preferred Stock.  As to any fraction of a share that a Holder would otherwise be entitled to receive upon conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

6.           Piggyback Registration Rights.  The Corporation shall notify each Holder in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Corporation (including, but not limited to, registration statements relating to secondary offerings of securities of the Corporation, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each Holder an opportunity to include in such registration statement all or part of its Conversion Shares.  If any Holder desires to include in any such registration statement all or any part of the Conversion Shares, it shall, within fifteen (15) days after the above-described notice from the Corporation, so notify the Corporation in writing. Such notice shall state the intended method of disposition of the Conversion Shares by Holder.  If a Holder decides not to include all of its Conversion Shares in any registration statement thereafter filed by the Corporation, Holder shall nevertheless continue to have the right to include any Conversion Shares in any subsequent registration statement or registration statements as may be filed by the Corporation with respect to offerings of its securities.  In the event any registration pursuant to this Section 6 shall be, in whole or in part, an underwritten public offering of the Common Stock, the number of Conversion Shares to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Corporation and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Corporation therein; provided, however, that the Corporation shall notify each Holder in writing of any such reduction.  Standard mutual indemnification terms and conditions shall apply in respect of any such registration statement.  The Corporation shall bear the costs and expenses of such registration and each Holder shall bear the costs and expenses, including brokerage commissions and underwriter’s discounts in respect of the resale of its Conversion Shares.  Notwithstanding the foregoing provision, the Corporation may withdraw or delay or suffer a delay of any registration statement referred to herein without thereby incurring any liability to any Holder.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed and subscribed this Certificate of Designation and hereby affirm the foregoing as true under the penalties of perjury to be signed in its name and on its behalf by its Vice President of Administration on July 5, 2011.

BANYAN RAIL SERVICES INC.

/s/ C. Lawrence Rutstein
By: C. Lawrence Rutstein
Its: Vice President of Administration